TO THE SECRETARY OF
AMERICAN ENTERPRISE LIFE INSRUANCE COMPANY

By Resolution received by the Secretary on July 15, 1987, the Board of Directors of American Enterprise Life Insurance Company:

         RESOLVED, That American Enterprise Life Insurance Company, pursuant to the provision of Section 27-1-51 Section 1 Class 1(c) of the Indiana Insurance Code, established a separate account designated American Enterprise Variable Annuity Account, to be used for the Corporation's Variable Annuity contracts; and

         RESOLVED FURTHER, That the proper officers of the Corporation were authorized and directed to establish such subaccounts and/or investment divisions of the Account in the future as they determine to be appropriate; and

         RESOLVED FURTHER, That the proper officers of the Corporation were authorized and directed to accomplish all filings, including registration statements and applications for exemptive relief from provisions of the securities laws as they deem necessary to carry the foregoing into effect.

As President of American Enterprise Life Insurance Company, I hereby establish, in accordance with the above resolutions and pursuant to authority granted by the Board of Directors, sixteen additional subaccounts within the separate account to invest in the following funds or portfolios:

         Goldman Sachs Conservative Strategy Portfolio Goldman Sachs Balanced Strategy Portfolio Goldman Sachs Growth and Income Strategy Portfolio Goldman Sachs Growth Strategy Portfolio Goldman Sachs Aggressive Growth Strategy Portfolio Goldman Sachs CORE International Equity Fund Goldman Sachs CORE Small Cap Equity Fund Goldman Sachs CORE Large Cap Growth Fund Goldman Sachs CORE Large Cap Value Fund Goldman Sachs CORE U.S. Equity Fund Goldman Sachs Capital Growth Fund Goldman Sachs Mid Cap Equity Fund Goldman Sachs Growth and Income Fund Goldman Sachs International Equity Fund Goldman Sachs Short Duration Government Fund Goldman Sachs Global Income Fund



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In accordance with the above  resolutions  and pursuant to authority  granted by the Board of Directors of American Enterprise Life Insurance Company, the Unit Investment Trust comprised of American Enterprise Variable Annuity Account and consisting of 32 subaccounts is hereby reconstituted as American Enterprise Variable Annuity Account consisting of 48 subaccounts.


/s/ James E. Choat
James E. Choat


Received by the Secretary:


/s/ William A. Stoltzmann
William A. Stoltzmann


Date: January 20, 1999